October 24th, 2005

Re:   AFE and Cash Call Letter, Petrogen Tiller Ranch #1

Petrogen wishes to advise that it intends to commence drilling activities on the Tiller Ranch #1 commencing on or about October 24th, 2005.

On October 14th, 2005, Petrogen entered into a drilling rig contract with Nopolitas Drilling LP. Subsequently, Petrogen commenced location preparations for the Tiller Ranch #1 well (the "Well"), which has now been completed. Concurrent with the above, Petrogen has received the necessary Drilling Permit (Permit No: 608216 and API No: 42-249-32487) from the Railroad Commission of Texas and the Water Board letter from the Texas Commission on Environmental Quality (TCEQ) to drill this Well. High-quality and industry-proven service providers and vendors to support the drilling activity on the Tiller Ranch #1 have been secured. The attached AFE details the expected costs to drill and complete its Well.

AFE Approval:

Please find the latest Authorization for Expenditure (AFE) for the Tiller Ranch #1 for your approval. Upon approval, please fax a copy of the signed AFE form to the attention of the Executive Assistant to the President, Petrogen, and return the original signed copy with your check by post to:

Petrogen, Inc.
Suite 322, 2000 S. Dairy Ashford
Houston, Texas, 77077

Total Dry Hole AFE estimated costs are:           $509,830.00

Total Completion AFE estimated costs are:       $188,500.00

Due to the imminent spudding of the well early this week, Petrogen would like your approval of the AFE as soon as possible. Of course, such concurrence is for the approval of Dry Hole Costs only, at this time. Your approval of Completion Costs will come at Casing Point (as per industry standards). These are best estimates and Petrogen will continue best efforts to reduce costs as much as possible without endangering the operations and quality.

Accepted:                                               Alexander Long                                Date

Cash Call:

In accordance with the Participation Agreement and considering the proximity of the Spud Date, Petrogen, Inc. cash calls Alexander Long for:

2.00% of Alexander Long's paying interest share of the Dry Hole AFE Estimate:

$10,196.60

This letter shall also serve as an invoice or cash call to Alexander Long for its 2.00% share of estimated dry hole costs as per our Participation Agreement. By our calculation, this means it needs to pay $10,196.60 by check as described above, or into Petrogen, Inc.'s Operations Account, described below. Since the well will spud in less than two days, please deposit this amount in Petrogen, Inc.'s Operations Account on or before October 28, 2005. Please indicate your preferred mode of payment to the executive assistant to the president.

Yours truly,

S. Sam Sen
President
Petrogen

Authorization for Expenditure
Petrogen Tiller Ranch #1, 2005
Jim Wells County, Texas
October 21st, 2005

Intangibles	Dry Hole	Completion	Total AFE

Well Control Insurance & Liability	$3,000		$3,000

Location Preparation
Location & Road Construction	$77,000		$77,000
Location & Road Damages	$3,000		$3,000

Drilling Operations
Rig Mob/De-Mob	$60,000		$60,000
Rig Drilling ($9600/day)	$124,800		$124,800
Rig Fuel	$13,000		$13,000
Bit & Reamers	$12,000		$12,000

Mud Logging Services
Mud Logging and Geological Services	$10,000		$10,000

Logging Services
Open Hole Logging	$25,000		$25,000
Cased Hole Logging, SWC & Perforating	$5,000	$7,000	$12,000

Completion Rig
Rig Well Completion		$10,000	$10,000

Drilling & Mud Chemicals
Drilling & Mud Chemicals	$20,000	$4,500	$24,500

Cementing Services
Surface Casing	$10,000		$10,000
Production Casing		$25,000	$25,000

Trucking
Truck Usage, etc	$5,000	$5,000	$10,000

Other Expenses
Roustabouts Services	$5,000	$15,000	$20,000
Water	$10,000		$10,000
Plugging Expense	$15,000		$15,000
Loc Restoration/Pad Construction	$7,000		$7,000
Misc. Labour & Services	$15,000	$5,000	$20,000
Rentals (Surface & Downhole)	$10,000	$2,000	$12,000

Testing
Four Point/Production		$3,000	$3,000

Supervision
Supervision Drilling, Eng., Geol.	$15,000	$3,000	$18,000

Contingency
Contingency	$44,780		$44,780

Total Intangibles:	$489,580	$79,500	$569,080

Tangibles	Dry Hole	Completion	Total AFE

Conductor	$5,000		$5,000
Surface Casing - 8 5/8", 24#, 1000'	$14,250		$14,250
Production Casing - 4 1/2",10.5#, J 55 @ 6000'		$36,000	$36,000
Tubing - 6000'		$17,000	$17,000
Packer and Hangers		$5,000	$5,000
Wellhead	$1,000	$10,000	$11,000
Heater, Treater & Separator		$15,000	$15,000
Dehydration		$4,000	$4,000
Tanks, Catwalk & Stairs		$10,000	$10,000
Flow Meter		$5,000	$5,000
Nipples, Valves & Fittings		$5,000	$5,000
Flowline/Line Pipe		$2,000	$2,000

Total Tangibles:	$20,250	$109,000	$129,250

Total Dryhole Cost	$509,380		$509,380
Total Completion Cost		$188,500	$188,500
Total Completed Well Cost			$698,330

TOTAL WELL COST			$698,330
Non-Operator Dry Well Cost			$10,196.60